UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 8, 2010

NNN 2003 Value Fund, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51295	20-122092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-667-8252

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in our Current Report on Form 8-K filed on February 26, 2010, we are currently in default on a loan agreement that we, through NNN VF Tiffany Square, LLC, our wholly owned subsidiary, or NNN VF Tiffany Square, entered into on February 15, 2007, with RAIT Partnership, L.P. (predecessor-in-interest to RAIT CRE CDO I, LTD), or the Lender, in the original principal amount of $13,725,000, or the Loan, in connection with our purchase of Tiffany Square, located in Colorado Springs, Colorado, or the Tiffany Square property.

On April 8, 2010, we, through NNN VF Tiffany Square, entered into an a purchase and sale agreement, or the Agreement, with Tiffany Square, LLC, or the Buyer, an entity affiliated with the Lender, for the sale of the Tiffany Square property, for a sales price equal to the outstanding principal balance of the Loan, plus accrued interest and any other amounts due under the Loan documents as of the closing date. As of April 8, 2010, the Loan has an outstanding principal balance of approximately $12,395,000, plus interest and other amounts due under the Loan documents.

The material terms of the Agreement provide for: (i) a closing date of April 15, 2010, except that Buyer, in its sole discretion, can extend the closing date up to 30 additional days; (ii) Buyer’s assumption of all our obligations under the Loan documents; (iii) Buyer to be credited toward its purchase of the property the outstanding principal balance of the Loan, plus accrued interest and any other amounts due under the Loan documents as of the closing date; (iv) all impounds and reserves together with interest thereon held by the Lender or for the benefit of the Lender under the Loan documents to be held for the benefit of the Buyer from April 8, 2010 until the closing date; (v) a condition precedent to closing whereby the Lender agrees to release us from any liability under the Loan documents arising after the closing date, except to the extent that the liability does not arise directly or indirectly out of any acts or omissions of us prior to the closing date; (vi) Buyer’s ability to terminate the Agreement or seek specific performance of our obligations under the Agreement upon our default of the Agreement, subject to our ability to cure such default within five days of our receipt of written notice of default from the Buyer; (vii) our ability to terminate the Agreement upon Buyer’s default of the Agreement, subject to Buyer’s ability to cure such default within five days of its receipt of written notice of default from us; provided however, that our right to recoup any costs or expenses related to Buyer’s default is limited to $100; (viii) our agreement to waive any right to pursue a claim for damages or other remedy available to us in law or equity in connection with Agreement and the transaction contemplated by the Agreement; (ix) the risk of loss or damage to the property to be retained by us until the closing and if there is any material loss exceeding $100,000, the Buyer may elect to either terminate the Agreement or accept the property and be assigned the right to collect any insurance or condemnation proceeds; and (x) Seller’s agreement to indemnify, defend and hold harmless us from and against any and all expenses, cost, loses, damages and liability suffered by us pursuant to any environmental laws in connection with our use, maintenance, ownership and/or operation of the Tiffany Square property, or the condition or environmental state of the property prior to closing. The Agreement also contains additional covenants, representations and warranties from us related to the sale of the Tiffany Square Property. The closing is expected to occur during the second quarter of 2010; however, we can provide no assurance that we will be able to complete the sale in the anticipated timeframe, or at all.

The material terms of the Agreement are qualified in their entirety by the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2010, our manager, Grubb & Ellis Realty Investors, LLC, or GERI, appointed Paul E. Henderson to serve as our principal financial officer. Effective as of April 8, 2010, Michael J. Rispoli no longer serves as our principal financial officer.

Mr. Henderson, age 38, also serves as the chief accounting officer of GERI, responsible for the financial reporting of its publicly registered investment programs. In connection with his GERI position, since April 2010, Mr. Henderson has also served as principal financial officer of NNN 2002 Value Fund, LLC, an entity also managed by GERI. From May 2007 to August 2009, Mr. Henderson served as senior controller at LNR Property Corporation, a diversified real estate, investment, finance and management company. From January 2006 to April 2007, Mr. Henderson served as assistant corporate controller of Conexant Systems, Inc., a NASDAQ-listed semiconductor company. Between 2002 and 2005, Mr. Henderson served as director of accounting and reporting and subsequently as European controller for Hyperion Solutions Corporation, a NASDAQ-listed business performance management software company. Mr. Henderson began his career in public accounting as an associate at Arthur Andersen LLP and subsequently, as a manager in the Global Capital Markets group of PricewaterhouseCoopers LLP. A certified public accountant, Mr. Henderson received his B.S. degree in Business Administration, with dual concentrations in Financial Management and Accounting, from California Polytechnic State University, San Luis Obispo.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Purchase and Sale Agreement between NNN VF Tiffany Square, LLC and Tiffany Square, LLC, dated April 8, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NNN 2003 Value Fund, LLC

April 14, 2010	By:	/s/ Kent W. Peters

Name: Kent W. Peters
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Purchase and Sale Agreement between NNN VF Tiffany Square, LLC and Tiffany Square, LLC, dated April 8, 2010